AVX Corporation  Announces
Completion of Acquisition of American Technical Ceramics Corp.

Myrtle Beach, South Carolina, September 25, 2007 — AVX Corporation (NYSE: AVX) today announced that it has completed the acquisition of American Technical Ceramics Corp. (ATC), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, for approximately $231 million.

“As announced in June, the addition of ATC further broadens AVX’s product offering in High Reliability Products,” stated AVX President and Chief Executive Officer, John Gilbertson. “We have been carefully planning for the integration of the ATC business with AVX and are confident that the combination presents a great opportunity for further growth in the area of High Frequency applications.”

AVX Corporation is a leading worldwide manufacturer and supplier of a broad line of passive electronic components and interconnect products. AVX’s components can be found in products manufactured in a very broad range of industries worldwide. AVX is headquartered in Myrtle Beach, South Carolina and can be found on the Internet at http://www.avx.com.

This release contains statements concerning the anticipated benefits of the announced transaction. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions. Factors that could cause results to differ from the Company's expectations include the ability of AVX to successfully integrate the business of American Technical Ceramics with the existing operations and factors affecting AVX’s businesses generally. For factors affecting AVX’s businesses generally, please see the Company's Report on Form 10-K for the fiscal year ended March 31, 2007 that has been filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843-946-0691
finance@avxus.com

Source: AVX Corporation